Exhibit 99.1

November 15, 2002	504/524-3342 Beuerman@pr-ontarget.com

BAYOU STEEL CORPORATION TO UTILIZE
INTEREST PAYMENT GRACE PERIOD

        LaPlace, Louisiana — Bayou Steel Corporation (AMEX: BYX) has announced that it will take advantage of the 30-day grace period allowed under its 9½% Senior Note indenture regarding its interest payment due on November 15, 2002. The Company will later consider whether such payment would be made before the end of the grace period.

        “This action is designed to preserve liquidity and to ensure sufficient trade funding for on-going operations in a period which is typically the slowest in the year at Bayou Steel’s LaPlace, Louisiana and Harriman, Tennessee mills,” said Jerry Pitts, Bayou’s President. The Company takes this action to preserve adequate availability remaining on its credit line to meet its ongoing operational plan. Bayou is not in default of its indenture or line of credit covenants.

        The Company is in the process of organizing its bondholders for the purpose of discussing its financial condition.

        Bayou Steel has also been in discussions with its existing senior credit facility provider and expects the lender to maintain its supportive relationship.